SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                                   Geron Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   003741 63 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. [x] (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 14

------------------------------                  --------------------------------
CUSIP NO. 0003741631                 13G            Page  2  of  17 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Kleiner Perkins Caufield & Byers VI, L.P., a
                      California Limited Partnership ("KPCB VI")
                      94-3157816
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ ]    (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                         - 0 -
                                      ------------------------------------------
              NUMBER OF                 6         SHARED VOTING POWER
               SHARES                                                   990,757
            BENEFICIALLY              ------------------------------------------
              OWNED BY                  7         SOLE DISPOSITIVE POWER
                EACH                                                      - 0 -
              REPORTING               ------------------------------------------
               PERSON                   8         SHARED DISPOSITIVE POWER
                WITH                                                    990,757
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        990,757
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           9.9%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP NO. 0003741631                 13G            Page  3  of  17 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KPCB VI Associates, L.P., a California Limited
                      Partnership ("KPCB VI Associates") 94-3158010
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ ]    (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        6         SHARED  VOTING  POWER  990,757
              NUMBER OF                           shares  are  directly  held by
               SHARES                             KPCB VI. KPCB VI Associates is
            BENEFICIALLY                          the  general  partner  of KPCB
              OWNED BY                            VI.
                EACH                  ------------------------------------------
              REPORTING                 7         SOLE DISPOSITIVE POWER
               PERSON                                                    - 0 -
                WITH                  ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  990,757  shares  are  directly
                                                  held  by  KPCB  VI.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner of KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        990,757
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           9.9%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP NO. 0003741631                 13G            Page  4  of  17 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Brook H. Byers
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ ]    (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        6         SHARED  VOTING  POWER  990,757
              NUMBER OF                           shares  are  directly  held by
               SHARES                             KPCB VI. KPCB VI Associates is
            BENEFICIALLY                          the general partner of KPCB VI
            OWNED BY EACH                         and  Mr.  Byers  is a  general
              REPORTING                           partner of KPCB VI Associates.
               PERSON                             Mr. Byers disclaims beneficial
                WITH                              ownership  of the shares  held
                                                  by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  990,757  shares  are  directly
                                                  held  by  KPCB  VI.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of  KPCB  VI and  Mr.
                                                  Byers is a general  partner of
                                                  KPCB VI Associates.  Mr. Byers
                                                  disclaims beneficial ownership
                                                  of the shares held by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        990,757
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           9.9%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP NO. 0003741631                 13G            Page  5  of  17 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Vinod Khosla
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ ]    (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        6         SHARED VOTING POWER
              NUMBER OF                           990,757  shares  are  directly
               SHARES                             held  by  KPCB  VI.   KPCB  VI
            BENEFICIALLY                          Associates   is  the   general
            OWNED BY EACH                         partner  of  KPCB  VI and  Mr.
              REPORTING                           Khosla is a general partner of
               PERSON                             KPCB VI Associates. Mr. Khosla
                WITH                              disclaims beneficial ownership
                                                  of the shares held by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  990,757  shares  are  directly
                                                  held  by  KPCB  VI.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of  KPCB  VI and  Mr.
                                                  Khosla is a general partner of
                                                  KPCB VI Associates. Mr. Khosla
                                                  disclaims beneficial ownership
                                                  of the shares held by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        990,757
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           9.9%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP NO. 0003741631                 13G            Page  6  of  17 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      E. Floyd Kvamme
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ ]    (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        6         SHARED VOTING POWER
              NUMBER OF                           990,757  shares  are  directly
               SHARES                             held  by  KPCB  VI.   KPCB  VI
            BENEFICIALLY                          Associates   is  the   general
            OWNED BY EACH                         partner  of  KPCB  VI and  Mr.
              REPORTING                           Kvamme is a general partner of
               PERSON                             KPCB VI Associates. Mr. Kvamme
                WITH                              disclaims beneficial ownership
                                                  of the shares held by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  990,757  shares  are  directly
                                                  held  by  KPCB  VI.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of  KPCB  VI and  Mr.
                                                  Kvamme is a general partner of
                                                  KPCB VI Associates. Mr. Kvamme
                                                  disclaims beneficial ownership
                                                  of the shares held by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        990,757
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           9.9%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP NO. 0003741631                 13G            Page  7  of  17 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      L. John Doerr
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ ]    (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        6         SHARED VOTING POWER
              NUMBER OF                           990,757  shares  are  directly
               SHARES                             held  by  KPCB  VI.   KPCB  VI
            BENEFICIALLY                          Associates   is  the   general
            OWNED BY EACH                         partner  of  KPCB  VI and  Mr.
              REPORTING                           Doerr is a general  partner of
               PERSON                             KPCB VI Associates.  Mr. Doerr
                WITH                              disclaims beneficial ownership
                                                  of the shares held by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  990,757  shares  are  directly
                                                  held  by  KPCB  VI.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of  KPCB  VI and  Mr.
                                                  Doerr is a general  partner of
                                                  KPCB VI Associates.  Mr. Doerr
                                                  disclaims beneficial ownership
                                                  of the shares held by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        990,757
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           9.9%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP NO. 0003741631                 13G            Page  8  of  17 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Joseph S. Lacob
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ ]    (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        6         SHARED VOTING POWER
              NUMBER OF                           990,757  shares  are  directly
               SHARES                             held  by  KPCB  VI.   KPCB  VI
            BENEFICIALLY                          Associates   is  the   general
            OWNED BY EACH                         partner  of  KPCB  VI and  Mr.
              REPORTING                           Lacob is a general  partner of
               PERSON                             KPCB VI Associates.  Mr. Lacob
                WITH                              disclaims beneficial ownership
                                                  of the shares held by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  990,757  shares  are  directly
                                                  held  by  KPCB  VI.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of  KPCB  VI and  Mr.
                                                  Lacob is a general  partner of
                                                  KPCB VI Associates.  Mr. Lacob
                                                  disclaims beneficial ownership
                                                  of the shares held by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        990,757
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            9.9%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP NO. 0003741631                 13G            Page  9  of  17 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Bernard Lacroute
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ ]    (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        6         SHARED VOTING POWER
              NUMBER OF                           990,757  shares  are  directly
               SHARES                             held  by  KPCB  VI.   KPCB  VI
            BENEFICIALLY                          Associates   is  the   general
            OWNED BY EACH                         partner  of  KPCB  VI and  Mr.
              REPORTING                           Lacroute is a general  partner
               PERSON                             of  KPCB  VI  Associates.  Mr.
                WITH                              Lacroute disclaims  beneficial
                                                  ownership  of the shares  held
                                                  by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  990,757  shares  are  directly
                                                  held  by  KPCB  VI.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of  KPCB  VI and  Mr.
                                                  Lacroute is a general  partner
                                                  of  KPCB  VI  Associates.  Mr.
                                                  Lacroute disclaims  beneficial
                                                  ownership  of the shares  held
                                                  by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        990,757
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           9.9%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP NO. 0003741631                 13G            Page  10  of  17 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      James P. Lally
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ ]    (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        6         SHARED VOTING POWER
              NUMBER OF                           990,757  shares  are  directly
               SHARES                             held  by  KPCB  VI.   KPCB  VI
            BENEFICIALLY                          Associates   is  the   general
            OWNED BY EACH                         partner  of  KPCB  VI and  Mr.
              REPORTING                           Lally is a general  partner of
               PERSON                             KPCB VI Associates.  Mr. Lally
                WITH                              disclaims beneficial ownership
                                                  of the shares held by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  990,757  shares  are  directly
                                                  held  by  KPCB  VI.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of  KPCB  VI and  Mr.
                                                  Lally is a general  partner of
                                                  KPCB VI Associates.  Mr. Lally
                                                  disclaims beneficial ownership
                                                  of the shares held by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        990,757
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           9.9%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER.
                  ---------------

                  Geron Corp.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                  ------------------------------------------------

                  200 Constitution Drive
                  Menlo Park, CA  94025

ITEM 2(A)-(C).             NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.
                           ------------------------------------------------

                  This statement is being filed by KPCB VI Associates, L.P., a California limited partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates are set forth on Exhibit B hereto.

                  KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VI Associates, this statement relates only to KPCB VI
Associates' indirect, beneficial ownership of Shares of Common Stock of Geron Corp. (the "Shares"). The Shares are held directly by KPCB VI and KPCB VI Associates and its General Partners do not directly or otherwise hold any Shares. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each General Partner of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.
                    ----------------------------------------------

                  Common Stock
                  CUSIP # 0003741631

ITEM 3.           Not Applicable.
                  ---------------

ITEM 4.           OWNERSHIP.
                  ----------

                  See Rows 5-11 of cover pages.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  ---------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ------------------------------------------------
                  ANOTHER PERSON.
                  ---------------

                  Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of the Shares of Geron Corp. owned by each such entity. No such individual partner's rights relate to more than 5% of the class.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                  ---------------------------------------------------
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
                  ----------------------------------------------------
                  PARENT HOLDING COMPANY.
                  -----------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  ---------------------------------------------------
                  GROUP.
                  ------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  Not applicable.

                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                            KPCB VI ASSOCIATES, L.P.,
                            A CALIFORNIA LIMITED PARTNERSHIP


                            By: ________________________________
                                A General Partner


                            BROOK H. BYERS
                            VINOD KHOSLA
                            E. FLOYD KVAMME
                            L. JOHN DOERR
                            JOSEPH S. LACOB
                            BERNARD LACROUTE
                            JAMES P. LALLY


                            By: ________________________________
                                Michael S. Curry
                                Attorney-in-Fact


                            KLEINER PERKINS CAUFIELD & BYERS
                            VI, L.P., A CALIFORNIA LIMITED
                            PARTNERSHIP

                            By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                            By: ________________________________
                                A General Partner

                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                  15

Exhibit B:  List of General Partners of KPCB VI Associates             16

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 1997, containing the information required by Schedule 13G, for the 990,757 Shares of Common Stock of Geron Corp. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership.


Date:  February 13, 1997

                            KPCB VI ASSOCIATES, L.P.,
                            A CALIFORNIA LIMITED PARTNERSHIP


                            By: ________________________________
                                A General Partner


                            BROOK H. BYERS
                            VINOD KHOSLA
                            E. FLOYD KVAMME
                            L. JOHN DOERR
                            JOSEPH LACOB
                            BERNARD LACROUTE
                            JAMES P. LALLY


                            By: ________________________________
                                A General Partner


                            KLEINER PERKINS CAUFIELD & BYERS
                            VI, L.P., A CALIFORNIA LIMITED
                            PARTNERSHIP

                            By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                            By: ________________________________
                                A General Partner

                                    EXHIBIT B
                                    ---------

                               General Partners of
              KPCB VI Associates, a California limited partnership
              ----------------------------------------------------


                  Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Brook H. Byers
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

2.       (a)      Vinod Khosla
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

3.       (a)      E. Floyd Kvamme
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

4.       (a)      L. John Doerr
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

5.       (a)      Joseph Lacob
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

6.       (a)      Bernard Lacroute
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

7.       (a)      James P. Lally
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen